Exhibit 99.2

Health Catalyst Promotes Patrick Nelli to the Role of President
Announces Promotion of Bryan Hunt as CFO and Additional Leadership Responsibilities to Support Continued Growth and Expansion

SALT LAKE CITY, UT, November 10, 2020 — Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced current Chief Financial Officer Patrick Nelli has been named President, effective January 1, 2021. In this new role, Nelli will be responsible for all the major growth functions and lead engagement with existing clients, new clients, international expansion, sales operations, marketing, and communications, and report directly to the CEO.

Nelli joined Health Catalyst in 2013, after serving in healthcare investment banking at McColl Partners and in private equity at GTCR. At Health Catalyst, he built the company’s internal analytics group and benchmarking product line, named Touchstone. In 2017, Nelli was promoted to Chief Financial Officer, leading the finance, accounting, investor relations, human resources, IT, and real estate functions. He played a central role in the IPO in July 2019 and has supported the company’s growth initiatives with existing and new customers, including serving on customers’ executive governance committees and as an executive sponsor for some of the company’s largest customer relationships. He has a degree in Physics with a concentration in Biophysics and Biochemistry from Wake Forest University.

Health Catalyst Chief Executive Officer Dan Burton said, “During the past seven years, I have worked with Patrick on a wide variety of strategic and operational issues. Through these interactions, I have come to appreciate Patrick’s character and leadership capability. I have tremendous respect for Patrick’s intellectual capacity, strategic prowess, and his boundless energy. He has earned my trust while continuing to demonstrate his deep commitment to our company’s mission, operating principles, and cultural attributes. Patrick has my full support and confidence, along with the board of director’s unanimous support and confidence. I look forward to continuing to work closely with Patrick during the years to come.”

“This is a pivotal time for Health Catalyst as we continue to work toward enabling the positive transformation of care for every patient on the planet,” said Nelli. “I am grateful to have the opportunity to partner even more closely with our clients and our world class team members to increase our capacity to deliver on long term growth to sustain our critical mission of being the catalyst for massive, measurable, data-informed healthcare improvement.”

Following Nelli’s promotion to the President role, Health Catalyst has named Bryan Hunt, current Senior Vice President of Financial Planning & Analysis, Chief Financial Officer, also effective January 1, 2021. Hunt joined Health Catalyst in 2014, and has worked closely with Burton, Nelli and many other leaders across the company. During his tenure, he has served in leadership roles in the finance organization, including as Vice President and Director of Financial Planning & Analysis, along with serving in the internal analytics function. Prior to joining Health Catalyst, Hunt gained experience as an investment banker with Deloitte Corporate Finance and with Moelis & Company. Hunt graduated cum laude, from Brigham Young University, with a bachelor’s degree in Accounting.

“I am grateful to have the opportunity to build upon the outstanding work that Patrick has led to create sustainable value for our team members, customers and investors,” said Hunt. “I look forward to working even more closely with our leadership to further strengthen Health Catalyst’s performance and enhance our position as a leading provider of data and analytics technology and services to healthcare organizations.”

“I have significant respect for Bryan and confidence in his abilities as a leader and as a financial steward who understands our business at a deep and multi-faceted level,” said Burton. “Bryan has my full confidence and support, along with that of our board of directors, and I look forward to working closely with him in the years ahead.”

Two additional promotions, also effective January 1, 2021, include Jason Alger, Senior Vice President of Finance, to Chief Accounting Officer, and Adam Brown, Senior Vice President of Investor Relations, to Senior Vice President of Investor Relations and Financial Planning & Analysis. Alger has nearly eight years of experience with the company in the controller and finance leadership roles. He has built his successes on a foundation of auditing experience primarily gained at Ernst & Young, along with his master’s degree in accounting from Brigham Young University. Brown has been with Health Catalyst for more than five years, and along with his Finance degree from Penn State University, has investment banking, fund management, and private equity experience.

“We are fortunate to continue to benefit from Jason’s and Adam’s expertise, dedication and leadership as extraordinarily accomplished teammates and colleagues,” said Burton. “The appointment of these four world class leaders will allow me to confidently lead as CEO for the years to come, while advancing Health Catalyst’s ability to more quickly achieve our vision of transforming care for every patient on the planet.”

About Health Catalyst
Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations, committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its customers leverage the cloud-based data platform-powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

Media Contact:
Amanda Hundt
amanda.hundt@healthcatalyst.com
+1 (575) 491-0974